FOR IMMEDIATE RELEASE

Ferro Reports Fourth-Quarter and Full-Year 2006 Results

•	Record full-year sales of $2.04 billion up 8.5 percent

•	2006 total segment income up 29 percent

•	Full-year net income from continuing operations increases to $0.45 per diluted share

CLEVELAND, Ohio – March 1, 2007 – Ferro Corporation (NYSE: FOE) announced today that sales for the year ended December 31, 2006 were a record $2.04 billion, up 8.5 percent from 2005. Sales for the fourth quarter were $497 million, an increase of 8.6 percent from the fourth quarter of 2005.

Income from continuing operations for 2006 was $20.6 million, or $0.45 per diluted share, compared with $17.1 million, or $0.37 per share, in 2005. In 2006, operating income included net pre-tax expenses of $34.9 million primarily related to previously announced manufacturing rationalization activities and costs associated with an accounting investigation and restatement. In 2005, operating income was reduced by pre-tax expenses of $14.1 million, primarily related to expenses from restructuring and the accounting investigation and restatement.

“We delivered substantial growth in sales, and a strong 29 percent increase in our total segment income in 2006,” said Chairman, President and Chief Executive Officer James Kirsch. “We have initiated important restructuring programs that will provide significant future cost savings. And with a new senior team in place, we are committed to delivering sustained global growth and improved profitability in 2007 and beyond.”

2006 Full-Year Results

Sales growth in 2006 was a result of strong performances in Ferro’s Electronic Materials, Performance Coatings and Color and Glass Performance Materials segments. Sales in the Polymer Additives and Specialty Plastics segments were negatively impacted by weakness in the U.S. residential construction and automotive markets in the second half of the year.

Increased prices, including higher precious metal prices, and improved product mix across all of the Company’s businesses, were the primary drivers of sales growth for 2006. Overall volume declined slightly as volume improvements in Electronic Materials and Performance Coatings were offset by declines in Specialty Plastics and Polymer Additives.

Gross margins were 20.3 percent of sales for the year, compared with 20.4 percent of sales in 2005. The Company’s 2006 gross profit was reduced by $4.6 million of costs related to manufacturing rationalization activities. Gross margins were also negatively impacted by increased precious metal sales, compared to 2005. Precious metals costs are largely passed through to customers with minimal margin contribution.

Selling, general and administrative (SG&A) expense was $305.2 million in 2006, or 15.0 percent of sales. Included in the 2006 SG&A expense were $8.2 million in charges, primarily related to the accounting investigation and restatement. SG&A expense in 2005 was $310.1 million, or 16.5 percent of sales, including charges of $10.5 million related to the accounting investigation and restatement.

Total segment income for 2006 was $151.8 million, up 29 percent from the prior-year level of $118.0 million. The increase reflected higher income from all segments except Polymer Additives.

Interest expense increased in 2006, reflecting higher borrowing levels and higher interest rates on funds borrowed. Interest expense for 2006 was $64.4 million, compared with $46.9 million in 2005. The 2006 interest expense included a $2.5 million write-down of previously unamortized fees and discounts associated with the Company’s prior credit facility and debentures that were accelerated. The interest rate on the Company’s term loans and revolving credit borrowings declined by 50 basis points as a result of becoming current on its financial filings in December 2006.

During 2006, the Company’s effective tax rate declined to 19.6 percent from 28.8 percent in 2005, largely as a result of a lower valuation reserve against certain deferred tax assets and reduced tax rates in certain foreign jurisdictions. These benefits were partially offset by a higher reserve for possible future U.S. taxes on accumulated foreign earnings that may be repatriated to the U.S. The Company expects its effective tax rate in 2007 will be approximately 33 percent.

Total debt at the end of 2006 was $592.4 million, an increase of $38.7 million from the end of 2005. In addition, the Company had $60.6 million in its accounts receivable securitization program as of December 31, 2006, compared with $1.0 million at the end of 2005. An increase in working capital, including deposit requirements related to the Company’s precious metal consignments, was a primary driver of the higher borrowing. These deposit requirements were $70.1 million at the end of 2006, an increase from $19.0 million at the end of 2005. The year-end deposits were down $23.2 million from September 30, 2006, and the Company expects to further reduce these deposits in the first half of 2007.

2006 Fourth-Quarter Results

Sales of $497.3 million for the fourth quarter were led by year-over-year growth in Performance Coatings, Electronic Materials and Color and Glass Performance Materials. Sales in Polymer Additives and Specialty Plastics were lower due to slowing in the U.S. residential construction and automotive markets.

The fourth-quarter revenue increase of 8.6 percent was primarily due to increases in prices, including higher precious metal prices, improved product mix and favorable foreign exchange rates, compared with the fourth quarter of 2005. Favorable foreign currency exchange rates added less than 4 percentage points to the revenue growth rate. Lower volumes reduced sales growth by less than 2 percentage points.

Gross margin for the fourth quarter was 19.6 percent of sales, unchanged from the fourth quarter of 2005. Gross profit was reduced by $3.0 million during the 2006 fourth quarter, as a result of costs related to the Company’s manufacturing rationalization. Higher precious metal prices, which are generally passed through to customers with minimal mark-up, also had a negative impact on gross margin percentage for the quarter compared with the prior-year period.

Selling, general and administrative expense for the fourth quarter was $73.3 million, or 14.7 percent of sales. Included in quarterly SG&A expense were $1.6 million in charges, primarily related to divestment activities and severance. SG&A expense was $75.7 million, or 16.5 percent of sales, in the fourth quarter of 2005. Charges of $1.7 million, related to the accounting investigation and restatement, were included in fourth quarter 2005 SG&A expense.

Total segment income for the fourth quarter was $33.0 million, a 40-percent increase over the fourth quarter of 2005.

During the fourth quarter, net income was reduced as a result of net pre-tax charges of $23.1 million, primarily related to manufacturing rationalization activities in the Company’s European Inorganics business and the Electronic Materials business in the United States. Partially offsetting these charges was a benefit related to a litigation settlement.

2007 First-Quarter Guidance

Sales for the first quarter of 2007 are expected to be approximately $500 million to $525 million, reflecting continued growth across multiple business segments. Sequential growth over fourth-quarter 2006 sales is expected to be broadly based across the Company’s businesses.

The Company expects higher interest expense and smaller losses from forward supply contracts in the 2007 first quarter, compared with the prior-year period. Earnings for the first quarter are expected to be between $0.17 and $0.22 per share. This estimate includes expected charges of approximately 5 cents per share, primarily from ongoing manufacturing rationalization activities. The Company reported income from continuing operations of $0.19 per share in the first quarter of 2006.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Friday, March 2, 2007 at 8:00 a.m. Eastern time. If you wish to participate in the call, dial 800-779-0712 if calling from the United States or Canada, or dial 210-839-8501 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on March 2 through 9 p.m. Eastern time on March 9. To access the replay, dial 800-945-5759 if calling from the United States or Canada, or dial 203-369-3502 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,700 employees globally and reported 2006 sales of $2.0 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains and improved purchasing techniques, but it may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of our products.

•	Our operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in its credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend of a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2006	2005	2006	2005

Net Sales	$497,307	$457,889	$2,041,525	$1,882,305

Cost of Sales	399,962	367,935	1,626,733	1,498,504

Gross Profit	97,345	89,954	414,792	383,801

Selling, General and Administrative Expenses	73,256	75,675	305,211	310,056
Restructuring Charges	23,146	(1,576)	23,146	3,677

Other Expense (Income):
Interest Expense	16,272	12,057	64,427	46,919
Other Expense (Income), Net	(4,615)	3,257	(3,580)	(923)

Income (Loss) Before Taxes	(10,714)	541	25,588	24,072
Income Tax Expense (Benefit)	(6,917)	(761)	5,026	6,928

Income (Loss) from Continuing Operations	(3,797)	1,302	20,562	17,144

Loss On Disposal of Discontinued Operations, net	67	317	472	868

Net Income (Loss)	(3,864)	985	20,090	16,276

Dividends on Preferred Stock	(297)	(361)	(1,252)	(1,490)

Net Income (Loss) Available to Common Shareholders	$(4,161)	$624	$18,838	$14,786

Per Common Share Data:
Basic Earnings (Loss)
From Continuing Operations	$(0.10)	$0.02	$0.45	$0.37
From Discontinued Operations	—	(0.01)	(0.01)	(0.02)

	$(0.10)	$0.01	$0.44	$0.35

Diluted Earnings (Loss)
From Continuing Operations	$(0.10)	$0.02	$0.45	$0.37
From Discontinued Operations	—	(0.01)	(0.01)	(0.02)

	$(0.10)	$0.01	$0.44	$0.35

Dividends	$0.145	$0.145	$0.58	$0.58

Shares Outstanding:
Basic	42,808,264	42,333,902	42,393,974	42,308,772
Diluted	42,454,579	42,345,913	42,422,119	42,344,984
End of Period	42,865,471	42,353,266	42,865,471	42,353,266

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Segment Sales
Performance Coatings	$141,370	$121,498	$538,385	$488,467
Electronic Materials	108,970	91,917	444,463	355,676
Color and Glass Perf. Materials	95,025	82,390	387,540	359,613
Polymer Additives	68,443	71,405	313,500	300,563
Specialty Plastics	61,782	67,386	271,307	279,119
Other	21,717	23,293	86,330	98,867

Total	$497,307	$457,889	$2,041,525	$1,882,305

Segment Income
Performance Coatings	$10,508	$8,167	$42,094	$31,600
Electronic Materials	9,259	4,177	35,129	13,463
Color and Glass Perf. Materials	10,297	6,639	43,345	38,879
Polymer Additives	(972)	2,736	10,986	18,533
Specialty Plastics	2,264	2,711	14,535	13,387
Other	1,672	(769)	5,674	2,175

Total Segment Income	33,028	23,661	151,763	118,037
Unallocated expenses	(32,085)	(7,806)	(65,328)	(47,969)
Interest expense	(16,272)	(12,057)	(64,427)	(46,919)
Interest earned	1,725	110	4,466	538
Foreign currency	(334)	(245)	(1,040)	(1,284)
Gain on sale of businesses	414	321	67	69
Miscellaneous, net	2,810	(3,443)	87	1,600

Income (loss) before taxes from continuing operations	$(10,714)	$541	$25,588	$24,072

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	Year Ended December 31,
	2006	2005
Assets

Current Assets:
Cash and Cash Equivalents	$16,985	$17,413
Accounts and Trade Notes Receivable, net	220,899	182,390
Inventories	254,513	215,257
Other Current Assets	130,208	195,659

Total Current Assets	622,605	610,719

Property, Plant & Equipment, net	526,802	531,139
Intangibles, net	406,340	410,666
Miscellaneous Other Assets	177,190	116,020

Total Assets	$1,732,937	$1,668,544

Liabilities and Shareholders’ Equity

Current Liabilities:
Notes and Loans Payable	$10,764	$7,555
Accounts Payable	237,018	236,282
Other Current Liabilities	135,102	123,047

Total Current Liabilities	382,884	366,884

Long-Term Debt, less current portion	581,654	546,168
Other Non-Current Liabilities	227,063	266,933

Total Liabilities	1,191,601	1,179,985

Series A Convertible Preferred Stock	16,787	20,468

Shareholders’ Equity	524,549	468,091

Total Liabilities and Shareholders’ Equity	$1,732,937	$1,668,544

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2006	2005
Cash flows from Operating Activities
Net Income	$20,090	$16,276
Depreciation and amortization	79,501	74,823
Restructuring charges	23,146	3,677
Precious metal deposits	(51,073)	(11,100)
Changes in other current assets and liabilities, net	27,689	(29,226)
Other adjustments, net	(27,723)	(31,283)

Net cash provided by continuing operations	71,630	23,167
Net cash used for discontinued operations	(686)	(1,786)

Net cash provided by operating activities	70,944	21,381
Cash flows from investing activities
Capital expenditures for plant and equipment	(50,615)	(42,825)
Proceeds from sale of assets and businesses	5,130	9,287
Cash investment in Ferro Finance Corp.	(25,000)	—
Other investing activities	1,767	(2,276)

Net cash used for investing activities	(68,718)	(35,814)
Cash flow from financing activities
Net borrowings under term loans and revolving credit facilities	193,187	46,266
Extinguishment of debentures	(155,000)	—
Debt issue costs paid	(16,234)	—
Cash dividends paid	(25,901)	(25,937)
Other financing activities	913	(2,192)

Net cash (used for) provided by financing activities	(3,035)	18,137
Effect of exchange rate changes on cash	381	(230)

(Decrease) increase in cash and cash equivalents	(428)	3,474
Cash and cash equivalents at beginning of period	17,413	13,939

Cash and cash equivalents at end of period	$16,985	$17,413

Cash paid during the period for:
Interest	$62,980	$44,092
Income taxes	$10,687	$9,487

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Sales Excluding Precious Metals and
Reconciliation of Sales excluding Precious Metals to Net Sales (Unaudited)

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Segment Sales excluding Precious Metals
Performance Coatings	$141,370	$121,498	$538,385	$488,467
Electronic Materials	62,838	58,104	262,949	229,950
Color and Glass Perf. Materials	85,146	79,834	353,789	351,166
Polymer Additives	68,443	71,405	313,500	300,563
Specialty Plastics	61,782	67,386	271,307	279,119
Other	21,717	23,293	86,330	98,867

Total Sales, Excluding Precious Metals	441,296	421,520	1,826,260	1,748,132

Precious Metals Sales	56,011	36,369	215,265	134,173
Net Sales	$497,307	$457,889	$2,041,525	$1,882,305

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through to directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.